Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Fourth Quarter and Year Ended 2012 Results

COLUMBUS, Ohio - (April 1, 2013) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2012. Results for the fourth quarter of 2012 include:

•	Revenues of $1.1 billion versus $1.2 billion in the fourth quarter of 2011.

•
Operating income of $15 million compared to operating income of $19 million for the prior year period. Fourth quarter 2012 operating income reflected lower volumes and unfavorable product mix shift, partially offset by the positive impact of savings from the shared services agreement with Momentive Performance Materials Inc. ("MPM"). Fourth quarter 2012 operating income was also negatively impacted by $8 million due to a temporary manufacturing outage at one of our epoxy resin facilities.

•	Net loss of $(52) million versus net loss of $(47) million in the prior year period. Fourth quarter 2012 results reflect the same factors impacting operating income.

•	Segment EBITDA totaled $84 million compared to $106 million during the prior year period.
Fiscal year 2012 results include:

•
Revenues of $4.8 billion in 2012 compared to $5.2 billion during the prior year period driven primarily by the impact of volume decreases of $260 million and unfavorable foreign currency translation of $193 million.

•
Operating income of $202 million in 2012 compared to operating income of $368 million for the prior year period. Full-year 2012 operating income reflected the same trends as the fourth quarter of 2012. Selling, general and administrative expense decreased by $13 million due to lower project and transaction costs, as well as various cost reduction initiatives.

•
Net income of $324 million in 2012 versus net income of $118 million in 2011. 2012 and 2011 results reflect the same factors impacting operating income. 2012 net income also reflected a $365 million tax benefit as a result of the release of a significant portion of the Company's valuation allowance in the United States.

•
Segment EBITDA totaled $490 million in 2012 compared to $635 million in 2011. In addition, the Company reported Adjusted EBITDA for the last twelve months of $530 million, which includes cost reduction program savings, as well as savings that the Company expects to achieve in connection with the shared services agreement with MPM.

“Fourth quarter 2012 reflected strong results in our forest products business with EBITDA gains in all geographic regions within the Forest Products Resins segment, offset by continued headwinds in our oilfield and base epoxy resins businesses,” said Craig O. Morrison, Chairman, President and CEO. “Considering the economic volatility we continue to experience, particularly in Europe, we are aggressively pursuing our cost reduction initiatives and the savings from the shared services agreement with MPM. Between these two programs, as of year-end 2012, we have identified an incremental $25 million in cost savings that we expect to achieve over the next 12 to 15 months.”
“To address the softer demand we experienced in some of our end markets in 2012, we took the necessary actions to rationalize our manufacturing footprint throughout the year. At the same time, we continued to refocus our investments in higher growth regions of the world. For example, our growth projects, such as a phenolic resins joint venture in China and a new acrylic resins plant in Thailand, remain on track to begin operations in 2013. We were also pleased to recently form a strategic joint venture, Momentive Specialty Chemicals Australia Pty Ltd, to serve forest products customers in Australia and New Zealand. Our oilfield business also continued to expand its reach through the opening of another transload site in early February as we further strengthen our presence in the various shale drilling regions.”
“We continue to carefully manage our balance sheet and were pleased to generate $177 million in cash from operations in 2012. Net working capital also totaled $476 million at year-end 2012, a decrease of $92 million compared to December 31, 2011. We will continue to carefully focus on carefully managing liquidity and cash flows.”
“Finally, we successfully completed refinancing portions of our capital structure in the first quarter of 2013, which further extended our debt maturity profile. Following these transactions, we do not have any material debt maturities prior to 2018.”

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve-months ended December 31, 2012 and 2011. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

 Net Sales to Unaffiliated Customers(1):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Epoxy, Phenolic and Coating Resins	$681	$736	$3,022	$3,424
Forest Products Resins	403	417	1,734	1,783
Total	$1,084	$1,153	$4,756	$5,207

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Epoxy, Phenolic and Coating Resins	$46	$73	$337	$506
Forest Products Resins	50	39	201	180
Corporate and Other	(12)	(6)	(48)	(51)

Reconciliation of Segment EBITDA to Net Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$46	$73	$337	$506
Forest Products Resins	50	39	201	180
Corporate and Other	(12)	(6)	(48)	(51)

Reconciliation:
Items not included in Segment EBITDA
Asset impairments and other non-cash charges	(1)	(14)	(54)	(41)
Business realignment costs	(6)	(6)	(35)	(15)
Integration costs	(4)	(9)	(12)	(19)
Net income from discontinued operations	—	—	—	2
Other	(16)	(13)	(14)	(12)
Total adjustments	(27)	(42)	(115)	(85)
Interest expense, net	(65)	(66)	(263)	(262)
Income tax expense	(6)	(5)	365	(3)
Depreciation and amortization	(38)	(40)	(153)	(167)
Net (loss) income	$(52)	$(47)	$324	$118

Refinancing Activities
In January 2013, the Company issued $1.1 billion aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75% (the “New First-Priority Senior Secured Notes”). The Company used the net proceeds of $1.108 billion ($1.1 billion plus a premium of $8 million) to repay approximately $910 million of term loans under the Company's senior secured credit facilities, to purchase and redeem $120 million principal amount of the Company's Floating Rate Second-Priority Senior Secured Notes due 2014, to pay related transaction costs and expenses and to provide incremental liquidity of $54 million. The New First-Priority Senior Secured Notes were issued as additional notes under the indenture governing the Company's existing 6.625% First-Priority Senior Secured Notes due 2020 and have the same terms as such notes.
In January 2013, the Company also issued $200 million aggregate principal amount of 8.875% Senior Secured Notes due 2018 (the “New Senior Secured Notes”). The New Senior Secured Notes were issued to lenders in exchange for loans of MSC Holdings, which were retired in full. The New Senior Secured Notes were issued as additional notes under the indenture governing the Company's existing 8.875% Senior Secured Notes due 2018 and have the same terms as such notes.
Additionally, in late March 2013, the Company entered into a new $400 million asset-based revolving loan facility, which is subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the Company's senior secured credit facilities, which included a $171 million revolving credit facility and a $47 million synthetic letter of credit facility at the time of the termination of such facilities upon the Company's entry into the ABL Facility.
Liquidity and Capital Resources
At December 31, 2012, Momentive Specialty Chemicals had total debt of approximately $3.5 billion, unchanged compared to December 31, 2011. In addition, at December 31, 2012, the Company had $666 million in liquidity comprised of $401 million of unrestricted cash and cash equivalents, $180 million of borrowings available under our senior secured revolving credit facilities, and $85 million of borrowings available under additional credit facilities at certain international subsidiaries.
At December 31, 2012, the Company was in compliance with all financial covenants that governed its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
 Outlook
“Looking ahead, our broad product portfolio, diversified customer base and international footprint should help us navigate the expected economic volatility in 2013,” Morrison said. “Our overall volumes are expected to be moderately higher in 2013 versus 2012. We expect our results to be supported by continued strength in North American housing while other product lines, such as oilfield proppants and base epoxy resins, continue to recover. Our focus remains on driving costs out of the business wherever possible while strategically investing in our specialty portfolio.”
Earnings Call
Momentive Specialty Chemicals Inc. will host a teleconference to discuss fourth quarter and year ended 2012 results on Monday, April 1, 2013, at 9 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-713-8562
International Participants: 617-597-5310
Participant Passcode: 22928235
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on April 1, 2013. The playback can be accessed by dialing 888-286-8010 (U.S.) and + 617- 801-6888 (International). The passcode is 86618819. A replay also will be available through the Investor Relations Section of the Company's website.

Covenant Compliance
The instruments that govern the Company's indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a financial ratio (depending on certain conditions beginning in March 2013).
The financial maintenance covenant in the credit agreement governing our senior secured credit facilities, which was terminated in March 2013, required us to have a senior secured debt to Adjusted EBITDA ratio equal to or less than 4.25:1 as of the last day of any fiscal quarter. The indentures that govern our 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Fixed Charge Coverage Ratio under the Secured Indentures is generally defined as the ratio (a) of Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a last twelve months, or LTM, basis.
As indicated above, our new ABL Facility, which is subject to a borrowing base, replaced our senior secured credit facilities in March 2013. The financial maintenance covenant in the agreement governing the ABL Facility provides that if our availability under the ABL Facility is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time, we are required to have an Adjusted EBITDA to Fixed Charges ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of any fiscal quarter. The Fixed Charge Coverage Ratio under the agreement governing the ABL Facility is generally defined as the ratio (a) of Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus certain restricted payments, each measured on a last twelve months, or LTM, basis. If the ABL Facility was in effect as of December 31, 2012, the Company would not have had to meet such minimum ratio because, based on its indebtedness as of December 31, 2012, calculated on a pro forma basis reflecting the 2013 refinancing transactions, the availability under the ABL Facility would not have been below such levels, In any event, as of December 31, 2012, the Adjusted EBITDA to Fixed Charges ratio exceeded such minimum ratio requirement.
Adjusted EBITDA is defined as EBITDA further adjusted for certain non-cash and non-recurring costs and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt agreement. The Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company's ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under accounting principles generally accepted in the United States of America (U.S. GAAP). Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

Year Ended December 31, 2012
Net income	$324
Interest expense, net	263
Income tax benefit	(365)
Depreciation and amortization	153
EBITDA	375
Adjustments to EBITDA:
Asset impairments and other non-cash charges (1)	54
Business realignments (2)	35
Integration costs (3)	12
Other (4)	29
Cost reduction programs savings (5)	14
Savings from Shared Services Agreement (6)	11
Adjusted EBITDA	$530
Pro forma fixed charges (7)	$296
Ratio of Adjusted EBITDA to Fixed Charges (8)	1.79

(1)	Represents asset impairments, stock-based compensation, accelerated depreciation on closing facilities and unrealized foreign exchange and derivative activity.

(2)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(3)	Primarily represents integration costs associated with the Momentive Combination.

(4)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, and certain intercompany or non-operational realized foreign currency activity.

(5)	Represents pro forma impact of in-process cost reduction programs savings.

(6)	Primarily represents pro forma impact of expected savings from the Shared Services Agreement with MPM in conjunction with the Momentive Combination.

(7)
Reflects pro forma interest expense based on interest rates at January 29, 2013, as if the 2012 refinancing transactions and 2013 refinancing transactions had taken place at the beginning of the period.

(8)
Our ability to incur additional indebtedness is restricted under the indentures governing certain notes, unless we have an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2012, we did not satisfy this test on a pro forma basis after adjusting for the 2013 refinancing transactions as if they had occurred at the beginning of the period. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our revolving credit facility (available borrowings of which were $180 million at December 31, 2012).

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2012	2011	2012	2011
Net sales	$1,084	$1,153	$4,756	$5,207
Cost of sales	971	1,028	4,160	4,473
Gross profit	113	125	596	734
Selling, general and administrative expense	84	82	322	335
Asset impairments	—	14	23	32
Business realignment costs	6	6	35	15
Other operating expense (income), net	8	4	14	(16)
Operating income	15	19	202	368
Interest expense, net	65	66	263	262
Other non-operating (income) expense, net	—	—	(1)	3
(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(50)	(47)	(60)	103
Income tax expense (benefit)	6	5	(365)	3
(Loss) income from continuing operations before earnings from unconsolidated entities	(56)	(52)	305	100
Earnings from unconsolidated entities, net of taxes	4	5	19	16
Net (loss) income from continuing operations	(52)	(47)	324	116
Net income from discontinued operations, net of taxes	—	—	—	2
Net (loss) income	$(52)	$(47)	$324	$118

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents (including restricted cash of $18 and $3, respectively)	$419	$419
Short-term investments	5	7
Accounts receivable (net of allowance for doubtful accounts of $17 and $19, respectively)	527	592
Inventories:
Finished and in-process goods	262	254
Raw materials and supplies	105	103
Other current assets	81	72
Total current assets	1,399	1,447
Investment in unconsolidated subsidiaries	42	26
Deferred income taxes	348	4
Other assets, net	109	139
Property and equipment:
Land	90	88
Buildings	305	298
Machinery and equipment	2,384	2,300
	2,779	2,686
Less accumulated depreciation	(1,612)	(1,477)
	1,167	1,209
Goodwill	169	167
Other intangible assets, net	91	104
Total assets	$3,325	$3,096
Liabilities and Deficit
Current liabilities
Accounts payable	$418	$381
Debt payable within one year	76	117
Affiliated debt payable within one year	—	2
Interest payable	63	61
Income taxes payable	4	15
Accrued payroll and incentive compensation	40	57
Other current liabilities	129	132
Total current liabilities	730	765
Long-term liabilities
Long-term debt	3,419	3,420
Long-term pension and post employment benefit obligations	309	223
Deferred income taxes	18	72
Other long-term liabilities	166	156
Advance from affiliates	—	225
Total liabilities	4,642	4,861
Commitments and contingencies
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2012 and 2011	1	1
Paid-in capital	752	533
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive (loss) income	(77)	17
Accumulated deficit	(1,673)	(1,997)
Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,317)	(1,766)
Noncontrolling interest	—	1
Total deficit	(1,317)	(1,765)
Total liabilities and deficit	$3,325	$3,096

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2012	2011
Cash flows provided by operating activities
Net income	$324	$118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153	168
Deferred tax benefit	(375)	(28)
Non-cash asset impairments and accelerated depreciation	31	35
Unrealized foreign currency losses (gains)	16	(1)
Other non-cash adjustments	11	(1)
Net change in assets and liabilities:
Accounts receivable	35	(43)
Inventories	(10)	18
Accounts and drafts payable	44	(14)
Income taxes payable	(6)	(1)
Other assets, current and non-current	43	(34)
Other liabilities, current and non-current	(89)	(46)
Net cash provided by operating activities	177	171
Cash flows (used in) provided by investing activities
Capital expenditures	(133)	(139)
Capitalized interest	—	(1)
Proceeds from sale of (purchases of) debt securities, net	2	(2)
Change in restricted cash	(15)	3
Funds remitted to unconsolidated affiliates, net	(3)	(4)
Proceeds from sale of business, net of cash transferred	—	173
Proceeds from sale of assets	11	3
Net cash (used in) provided by investing activities	(138)	33
Cash flows (used in) provided by financing activities
Net short-term debt (repayments) borrowings	(7)	14
Borrowings of long-term debt	453	496
Repayments of long-term debt	(487)	(538)
Repayments of affiliated debt	(2)	—
Repayment of advance from affiliates	(7)	(100)
Capital contribution from parent	16	189
Long-term debt and credit facility financing fees	(14)	(2)
Distribution paid to parent	(11)	(2)
Net cash (used in) provided by financing activities	(59)	57
Effect of exchange rates on cash and cash equivalents	5	(5)
(Decrease) increase in cash and cash equivalents	(15)	256
Cash and cash equivalents (unrestricted) at beginning of year	416	160
Cash and cash equivalents (unrestricted) at end of year	$401	$416
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$250	$259
Income taxes, net of cash refunds	17	24
Non-cash financing activity:
Non-cash capital contribution from parent	$218	$—